Exhibit 4.3
DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) is attached as an exhibit to Form 8-K filed on September 8, 2021. We urge you to read the Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of SomaLogic’s securities.

Authorized Stock

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Company has authority to issue is 601,000,000. The total number of shares of Common Stock that the Company is authorized to issue is 600,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Company is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

Common Stock

Our Amended and Restated Certificate of Incorporation provides that the Common Stock has the following rights, powers, preferences and privileges:

General

The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by our board of directors and outstanding from time to time.

Voting Power

Except as otherwise provided in our Amended and Restated Certificate of Incorporation or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by our board of directors in accordance with applicable law.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Transfer Rights

Subject to applicable law and the transfer restrictions set forth in Article VII of the Amended and Restated Bylaws of the Company (the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by our board of directors as hereinafter provided.

Exhibit 4.3
Authority is expressly granted to our board of directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and our Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by our Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per whole share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

We will use our best efforts to maintain the effectiveness of our registration statement on Form S-1, as amended, which was declared effective on October 15, 2021, and the prospectus related thereto (our “Registration Statement”), until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to maintain in effect our Registration Statement, but will use commercially reasonable efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $18.00 — Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•in whole and not in part;

•at a price of $0.01 per Public Warrant;

•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before sending the notice of redemption to warrant holders (“Reference Value”).

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Exhibit 4.3
Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00 — Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•in whole and not in part;

•at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Common Stock;

•if, and only if, the closing price of the Common Stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending three trading days before we send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that (1) the Private Placement Warrants will be exercisable on a cashless basis, (2) the Private Placement Warrants will be non-redeemable (except as described above in “Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees, and (3) the holders of the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise. If we call the Public Warrants for redemption as described above, our management will have the option, under certain circumstances as fully described in the Warrant Agreement, to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the

Exhibit 4.3
product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; or (iii) in connection with the redemption of our Public Shares had CMLS II failed to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders of the Company as provided for in our Amended and Restated Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Public Warrant.

The Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CMLS II. You should review a copy of the warrant agreement, which is filed as an exhibit to the Current Report on Form 8-K filed on February 26, 2021, for a complete description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the

Exhibit 4.3
Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Placement Warrants

Our Sponsor and certain CMLS II directors purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant for an aggregate purchase price of $7,520,000 in a private placement. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the IPO, including as to exercisability and exercise period, except that (1) the Private Placement Warrants may be exercised on a cashless basis, (2) the Private Placement Warrants will be non-redeemable (except as described above in “Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees, and (3) the holders of the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Madryn Options

The Company may, from time to time, grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Company will determine the number of shares of Common Stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10 percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of Common Stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Company at grant, and the exercisability of such options may be accelerated by the Company.

As a result of the Business Combination, each share of Class B common stock of Old SomaLogic was cancelled and converted into a portion of the merger consideration on the terms set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid in connection with the Business Combination (excluding any potential Earn-Out Shares) was $1,250 million, which consists of cash payments (at the election of Old SomaLogic stockholders) of $50.0 million and equity consideration in the form of (i) the issuance of shares of Common Stock of the Company and (ii) rollover of Old SomaLogic’s outstanding options. The number of shares of Common Stock issued to Old SomaLogic stockholders was based on a deemed value of $10.00 per share after giving effect to an exchange ratio of 0.8381. Accordingly, (i) $50 million cash was paid to SomaLogic stockholders (thereby reducing the aggregate number of shares issuable under the Merger Agreement at Closing from 125,000,000 to 120,000,000 shares of Common Stock), (ii) 110,973,213 shares of Common Stock were issued to Old SomaLogic stockholders on the Closing Date and (iii) the remaining balance of the 120,000,000 shares of Common Stock to be issued under the Merger Agreement may be issued in the future upon the exercise of options of the Company that were converted from Old SomaLogic options.

Pursuant to a Non-Statutory Stock Option Agreement, dated as of September 1, 2020, Old SomaLogic granted to Lawrence Gold an option to purchase 1,000,000 shares of Old SomaLogic’s Class B common stock. Pursuant to a Stock and Option Purchase Agreement, dated as of June 30, 2021, by and among Lawrence Gold and the entities set forth on Schedule I thereto (collectively, the “Sellers”), and Madryn Health Partners, LP, a Delaware limited partnership and Madryn Health Partners (Cayman Master), LP, a limited partnership formed in the Cayman Islands (collectively, “Madryn”), the Sellers transferred, on July 1, 2021, (i) 2,000,000 shares of Old SomaLogic Class B common stock at a purchase price of $10.00 per share (or 1,676,198 shares of Common Stock at a purchase price of $11.93 after giving effect to the exchange ratio of 0.8381) and (ii) options to acquire up to 1,000,000 shares of Old SomaLogic Class B common stock at purchase price of $6.00 per option (or options to acquire up to 838,100 shares of Common Stock at a purchase price of $7.16 per option after giving effect to the exchange ratio of 0.8381) to Madryn.

Transfer Agent and Warrant Agent

Exhibit 4.3
The Transfer Agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, Amended and Restated Certificate of Incorporation and Bylaws

Provisions of the DGCL and our Amended and Restated Certificate of Incorporation could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Common Stock.

In addition, our Amended and Restated Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

•There is no cumulative voting with respect to the election of directors.
•Our board of directors is empowered to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death, or removal of a director in certain circumstances.

•Directors may only be removed from our board of directors for cause.

•Our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board of directors by successfully engaging in a proxy contest at two or more annual meetings.

•A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

•A prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our board of directors is entitled, without further stockholder approval, to designate one or more series of Preferred Stock and the associated voting rights, preferences and privileges of such series of Preferred Stock. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Amended and Restated Certificate of Incorporation includes a forum selection clause. Our Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•derivative action or proceeding brought on the Company’s behalf;

•action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or stockholder of the Company to the Company or the Company’s stockholders;

•action arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware:

•any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

Exhibit 4.3
•other action asserting a claim against the Company or any director, officer, or stockholder of the Company that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with our Amended and Restated Certificate of Incorporation, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Prior to the consummation of the Business Combination, CMLS II, our predecessor company, was a shell company. Following the consummation of the Business Combination, we are no longer a shell company. As long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 is available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•1% of the total number of shares of Common Stock or warrants, as applicable, then outstanding; or

•the average weekly reported trading volume of the Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Any securities issued to affiliates within the meaning of Rule 144 are restricted securities for purposes of Rule 144, and therefore sales of such securities under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

In addition, we are obligated to maintain the effectiveness of our Registration Statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied.

Registration Rights

Company Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any shares of Common Stock issuable upon the exercise of the Private Placement Warrants) are entitled to registration rights pursuant to the Amended and Restated Registration Rights Agreement dated as of September 1, 2021, which amended and restated in its entirety the Registration Rights Agreement signed February 22, 2021, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to our Registration Statement and any subsequently filed registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However,

Exhibit 4.3
the Amended and Restated Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Demand Registration Rights

Following the expiration of the Founder Shares Lock-Up Period or the Private Placement Lock-Up Period (each as defined in the Amended and Restated Registration Rights Agreement) or any other applicable lock-up period, holders of at least a majority in interest of the then-outstanding number of registrable securities held by the holders or any holder expecting to sell registrable securities yielding aggregate gross proceeds in excess of $50,000,000 may make a written demand for registration of all or part of their registrable securities. The Company will within five days of the Company’s receipt of the demand, notify, in writing all other Holders of registrable securities of such demand. Each holder who will want to participate in the registration will notify the Company, in writing, within five days after the receipt by the holder of the notice from the Company. Upon receipt by the Company of any such written notification from a holder(s) to the Company such holder(s) will be entitled to have their registrable securities included in a registration more than 60 days immediately after the Company’s receipt of the demand.

Under no circumstances will the Company be obligated to effect more than an aggregate of three registrations pursuant to a demand by the existing holders and an aggregate of five registrations pursuant to a demand by the new holders with respect to any or all registrable securities.

Notwithstanding the foregoing, (i) the Company shall not be required to give effect to a demand from a holder if the Company has registered registrable securities pursuant to a demand (which has become effective) from such holder in the preceding 120 days, and (ii) the Company’s obligations with respect to any demand will be deemed satisfied so long as the registration statement filed includes all of such holder’s registrable securities and is effective.

Piggyback Registration Rights

If the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company, other than a registration statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering solely of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, (e) for any issuances of securities in connection with a transaction involving a merger, consolidation, sale, exchange, issuance, transfer, reorganization or other extraordinary transaction between the Company or any of its Affiliates and any third party, or (f) filed pursuant to subsection 2.1.1 of the Amended and Restated Registration Rights Agreement, then, the Company shall give written notice of such proposed filing to all of the holders of registrable securities (excluding the Sponsor with respect to any Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement), distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable) as soon as practicable but not less than 20 days before the anticipated filing date of such registration statement. This notice will offer to all of the holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five days after receipt of such written notice.

The Company shall, in good faith, cause such Registrable Securities identified in a holder’s response to be included in such “piggyback registration” and shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering, if any, to permit the Registrable Securities requested by the holders to be included in a “piggyback registration” on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the registration statement is to be filed included in such registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such holders proposing to distribute their Registrable Securities through an underwritten offering will enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering by the Company.

PIPE Subscription Agreement

The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all shares of Common Stock issued in connection with subscription agreements entered into on March 28, 2021 (collectively, the “PIPE Subscription Agreement”) cease to be registrable securities or such shorter period upon which each undersigned party with registrable securities included in such registration statement have notified us that such registrable securities have actually been sold. The Company will provide all customary and commercially reasonable cooperation necessary to enable the holders to resell registrable securities pursuant to the registration statement or Rule 144 under the Securities Act (“Rule 144”), as applicable, qualify the registrable securities for listing on the primary stock exchange on which its Common Stock are then listed, update or amend the registration statement as necessary to include registrable securities and provide customary notice to holders of registrable securities.

Public Warrants

If the Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we

Exhibit 4.3
may, at our option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and (ii) in the event we so elect, we shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, notwithstanding anything in the warrant agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

Listing of Securities

Our Common Stock and Public Warrants are traded on Nasdaq under the symbols “SLGC” and “SLGCW,” respectively.